Annual Report

Cover Page

Name of issuer:

VAUTE COUTURE, INC.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 5/25/2017

Physical address of issuer:

319 Lafayette Street
Storefront
New York NY 10012

Website of issuer:

http://VauteNYC.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$570,545.00	$448,357.00
Cash & Cash Equivalents:	$9,880.00	$5,684.00
Accounts Receivable:	$9,710.00	$16,875.00
Short-term Debt:	$924,767.00	$433,098.00
Long-term Debt:	$1,345,156.00	$1,536,274.00
Revenues/Sales:	$1,418,955.00	$858,293.00
Cost of Goods Sold:	$463,422.00	$398,742.00
Taxes Paid:	$0.00	$0.00
Net Income:	($676,746.00)	($382,964.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

VAUTE COUTURE, INC.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Leanne Mai-ly Hilgart	President	Vaute	2008

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Leanne Mai-ly Hilgart	CEO	2008
Leanne Mai-ly Hilgart	Creative Director	2008
Leanne Mai-ly Hilgart	Founder	2008

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Leanne Mai-ly Hilgart	1000000.0 Common	99.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

By analyzing our numbers and discovering that 80% of sales come from our fall and winter outerwear, yet we were carrying the same operating costs year round and spending a lot of time and energy launching additional categories, I have decided to shift our business to focusing on our outerwear, thus going from being an annual fashion label to becoming a seasonal outerwear and sweater fashion house. This decreases the operating expenses and energy spent per sale drastically and increases our growth potential by focusing on what is most profitable and sells the most. This also creates an off season of 6 months where we will be focusing on developing the next fall winter collection and marketing and customer service strategies. This was decided in March 2017. For this first off- season for 2017, since we weren't prepared for this gap in sales, and also need to cover the loss created from operating expenses spent on unprofitable categories in 2016, we need to raise cash to cover this cash gap. If we don't raise $500K we may not make it through this cash gap of switching from annual to seasonal, including having enough money for an increase in fabric to make enough coats to meet demand in fall winter 2017.
Post Raise Update: We only raised $341K, so we do have a carried cash gap and this continues to be a risk.

If we don't raise an additional $300K for website redesign and marketing plan our growth will continue linearly and we won't be able to meet our projected sales- though we can continue to grow slowly.
Post Raise Update: We did not raise the additional cash for the total marketing plan, but we still showed a 31% increase in sales from 2016. We tested out a small advertising campaign with the minimal raise, which allowed us to create an advertising formula that gives an average 3.9 ROI. To do a full scale marketing campaign and meet projected sales, we will need to bring on a growth capital partner to make the most of this marketing strategy and campaign.

If we aren't able start making fabric in time, we will sell out of inventory in season and not be able to meet demand or show the results of our marketing campaigns or results from focusing on outerwear.

If our fabric mills go out of business, we would need to find, test, and create new similar textiles- since our mills are specialized with technical innovative textiles this might be difficult to do quickly.

It is possible our new COGS would be too high to keep a 55% margin because (a) Expenses are higher than we expect like the new expenses of distribution center and shipping (b) sales price is lower than we expect due to new customers not being interested in spending as much as we expect.

The demand and sales potential for ethical fashion may be lower than we expect.

As the market begins to recognize the demand and desire for cruelty-free ethical fashion, a well financed competitor could come in and dominate the market with expensive marketing and retail stores. Fortunately our authentic voice, innovation in textiles, holistic ethics, and nonprofit partnerships cannot be replicated.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common	10,000,000	1,010,101	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	05/27/17
Amount	$753,000.00
Valuation cap	$4,500,000.00

Convertible Note

Issue date	12/12/17
Amount	$150,000.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$5,000,000.00
Maturity date	12/12/19

this is the early bird portion of the WeFunder raise

Convertible Note

Issue date	03/30/18
Amount	$191,406.00
Interest rate	6.0% per annum
Discount rate	20.0%
Valuation cap	$6,000,000.00
Maturity date	03/30/20

This is the balance of the WeFunder raise.

We have two sales based loans- one through Shopify Capital $75,000 and one through Paypal Capital for $85,000.

Interim finance line of credit.
We have a $35,000 uncommitted credit agreement with BlueVine Capital, Inc., which we refer to as our interim finance line of credit. We use this line to finance interim cash gaps for operating expenses. All borrowings under the interim finance line of credit must be approved by the lender on a transaction by transaction basis. Interest on loans made under our interim finance line of credit accrue at 11% and is payable weekly in arrears. All borrowings under the interim finance line of credit are due within 26 weeks of borrowing. As of April 30th, 2017, we had $17,000 outstanding under our interim finance line of credit. Our obligations under the interim line of credit are secured by our Assets.

In June 2017 the company, Axle Capital has provided a short term bridge loan to the company for $150K that is due December 2017 with a 20% interest rate, of which $100K has been extended to July 2018.

In May 2017, angel investors provided $170K in working capital loans to buy fabric, at 12% interest rate.

Convertible notes
A total of $753,000 has been raised in convertible note rounds with a valuation of 4.5M and a 6% interest rate. $150,000 was raised in convertible note with WeFunder at the early bird cap of $5M valuation, and $191,406 at $6M Valuation.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2017	Section 4(a)(2)	Convertible Note	$753,000	General operations
11/2017	Regulation Crowdfunding	Convertible Note	$341,406	General operations
12/2017	Regulation Crowdfunding	Convertible Note	$150,000	General operations
3/2018	Regulation Crowdfunding	Convertible Note	$191,406	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Bey-yu C Hilgart
Amount Invested	$20,000.00
Transaction type	Convertible note
Issue date	07/06/15
Interest rate	6.0% per annum
Discount rate	20.0%
Maturity date	07/06/18
Valuation cap	$4,500.00
Relationship	mother of owner

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We create 100% vegan, high-tech outerwear that's warm enough for a Chicago winter and more beautiful than wearing animals. Our coats are also made of recycled and organic fibers wherever possible, and cut and sewn in America. I hope that one day, with your help, the world will look at wearing animals as a thing of the past.
With your help, wearing animals will be a thing of the past. We would like to 1) prove that using animals for clothing fibers is outdated, unnecessary and unsustainable, and 2) create and scale animal-free textiles to replace all animal textiles in the fashion industry. For every 3 winter dress coats we sell, a sheep will be spared the suffering of factory farming for a year, & for every snow coat we sell, 3-4 geese won't be live plucked. We want to help a million animals by 2025.

Milestones

VAUTE COUTURE, INC. was incorporated in the State of Delaware in May 2017, and originally incorporated in the State of Illinois in September of 2009.

Since then, we have:

- $1,003,960 in 2017 net sales vs. $858,293 in 2016 net sales
- Leanne and VAUTE are the featured subject of Shopify (the world's largest e-commerce platform)'s pilot documentary in their founder series.
- Featured on CNN as "breaking runway history, the rebel of Fashion Week, the next Stella McCartney" as the first all vegan fashion house at NYFW.
- Conde Nast chose Leanne as the Female Gamechanger for their Mazda6 Campaign, opposite Bre Pettis, who invented 3D Printing. "Hilgart is a GameChanger- embodying courage, creativity, and conviction" - Conde Nast
- Boot-strapped from 2008-2015 with a 55% gross margin, growth from $68K 2009 to $703K in 2014.
- Average 8% return rate vs. 20-40% industry standard (in 2016 we weren't able to fulfill all exchange requests)
- Average 55% Gross Margin vs. 50% industry standard
- Named one of the Most Innovative Businesses in NYC by BusinessInsider

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had gross revenues of $1,418,955. Our gross margin was 67.34%.
- *Assets.* As of December 31, 2017, the Company had total assets of $570,545, including $9,880 in cash.
- *Net Loss.* The Company has had net losses of $627,226 for the fiscal year ended December 31, 2017.
- *Liabilities.* The Company's liabilties totaled $2,269,923 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $753,000 in convertibles plus this WeFunder raise of $341,406.00, and long term and short term promissory notes.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

VAUTE COUTURE, INC. cash in hand is $8,866, as of April 2018. Over the last three months, revenues have averaged $86,060/month, cost of goods sold has averaged $186/month (this is because all of COGS have been paid for the season in 2017), and operational expenses have averaged $80,970/month, for an average net margin of $4,904 per month. We are showing a profitable model by focusing on outerwear and e-commerce sales, and no longer continuing additional categories or operating a retail storefront.

However, we have a cash gap to cover for the payments for our short term and long term liabilities, and we are currently in discussions with major strategic partners who have expertise in scaling manufacturing, who would also fund growth capital so we can scale to meet the world's market demand for vegan and ethical apparel.

We are currently in our off season, but we will start pre-sales in August.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://VauteNYC.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3

Appendix D: Director & Officer Work History

- Leanne Mai-ly Hilgart

Appendix E: Supporting Documents

- Closing_Update_.pdf

VAUTE

The world's first vegan fashion label

"We create 100% vegan, high-tech outerwear that's warm enough for a Chicago winter and more beautiful than wearing animals. Our coats are also made of recycled and organic fibers wherever possible, and cut and sewn in America. I hope that one day, with your help, the world will look at wearing animals as a thing of the past.

Leanne Mai-ly Hilgart
PRESIDENT, VAUTE

FOLLOW US FOR UPDATES
6 UPDATES 199 FOLLOWERS
SHARE TWEET


ONE DAY
THE WORLD
WILL LOOK AT
WEARING
ANIMALS

$341,406 raised from **414** investors
Successfully Funded on Nov 3 2017

OUR AMBITION

With your help, wearing animals will be a thing of the past. We would like to 1) prove that using animals for clothing fibers is outdated, unnecessary and unsustainable, and 2) create and scale animal-free textiles to replace all animal textiles in the fashion industry. For every 3 winter dress coats we sell, a sheep will be spared the suffering of factory farming for a year, & for every snow coat we sell, 3-4 geese won't be live plucked. We want to help a million animals by 2025.

KEY FACTS

- $858,293 in 2016 sales
- Featured on CNN as "breaking runway history, the rebel of Fashion Week, the next Stella McCartney" as the first all vegan fashion house at NYFW.
- Conde Nast chose Leanne as the Female Gamechanger for their Mazda6 Campaign, opposite Bre Pettis, who invented 3D Printing. "Hilgart is a GameChanger- embodying courage, creativity, and conviction" - Conde Nast
- Boot-strapped from 2008-2015 with a 55% gross margin, growth from $68K 2009 to $703K in 2014.
- Average 8% return rate vs. 20-40% industry standard (in 2016 we weren't able to fulfill all exchange requests)
- Average 55% Gross Margin vs. 50% industry standard
- Named one of the Most Innovative Businesses in NYC by BusinessInsider

DOCUMENTS

Video Transcripts

vautenyc.com *from New York NY*

R&D RETAIL TECH ANIMALS IMMIGRANT B2C FASHION MANUFACTURING SOCIAL IMPACT ACTIVISM

Why I Like VAUTE

We invested in Vaute because of its laser focused vision to create products that are superior to their animal based alternatives. Founder Leanne is a passionate visionary who understands how to succeed by identifying & filling white spaces. A pioneer creator of the vegan winter dress coat, Hilgart not only chooses technical fabrics that perform better than animal fibers, but sustainably sources those materials & champions ethical manufacturing practices. Vaute is quite simply a win-win-win.



Liz Dee
CO-OWNER OF SMARTIES & CEO OF BELEINE & BJORN CAPITAL

VAUTE proves that animal free fashion can be cute, chic, and sexy.
Oprah.com
Press

VAUTE is the BEST Wool-Free Brand, featuring innovative, high-tech, sustainable textiles.
VOGUE UK & PETA UK
Press

One of the 25 most innovative businesses in NYC.
BusinessInsider
Press

Hilgart is a fashion mogul without compromising morals. VAUTE is the world's first all vegan fashion brand.
NYLON Magazine
Press

VAUTE is breaking runway history...Hilgart is the rebel of fashion week, the next Stella McCartney.
CNN
Press

Hilgart is a gamechanger: embodying courage, creativity and conviction.
Conde Nast
Publisher

RISING CONSCIOUS LABEL
VOGUE
press

MOST INFLUENTIAL DESIGNER.
PETA
Nonprofit

A VEGAN FASHION EMPIRE.
PAPER Magazine
Press

BEST OF NYC!
Village Voice
Press

I have been dreaming of owning a vaute coat since i first saw them. they are stunning! For the frigid horrible Chicago days this coat kept me nice and toasty and i got compliments everywhere i went. so grateful to Leanne and Vaute for making these beautiful, functional coats
Terry H.
Customer

Here's how to keep warm in this frigid Chicago weather! Hands down the BEST. COAT. I. EVER. OWNED.

Swati S., Chicago

Customer

Loving my VAUTE Lincoln Coat in sub-zeros here in Wisconsin, it's one of only like 3 things I like about winter!

@tauberl

customer

Because of this VAUTE coat I am able to live in Chicago, a recent California transplant. It is all you imagine and more!!

Kiersten N., Chicago

Customer

I just received the VAUTE Lincoln and am very happy, it's lightweight and keeps me warm in this bitter NY weather. And I'm always cold even in the summer so I was surprised how great the coat is. Best of all there's no animal cruelty.

Cathy F., NYC

customer

This VAUTE coat is going to revolutionize my winter. No more layers upon layers of bulky clothing.

C. Tides, Boston

customer

Got my Vaute Lincoln parka. I read on the website about how warm it was supposed to be and at first I was skeptical because I live in Canada, and no coat has ever satisfied me. In -20 degree Celsius temperatures, this parka is the warmest and best coat I have ever owned!

Stacey G., Quebec

Customer

I was finding it very hard to find a super warm coat for a New England winter that feels great, looks great and causes no harm to animals...that is until I discovered Vaute! I absolutely love my high-tech and cruelty free coats (Emily, Kaitlyn and Chelsea).Thank you, Leanne, for making it so easy to keep not only my body warm but my heart too!

D.G., Boston

Customer

I love supporting a company that loves animals, humans, and the planet as much as I do!

Nicole C., NYC

customer

I've been getting lots of use out of mine here in Rochester NY. It's amazingly warm!!!

Jennifer S., Upstate New York

customer

My Lincoln coat has been keeping warm in toronto. I've gotten so many compliments and people asking me where i got it!

Sarah Ra, Toronto CANADA

customer

My VAUTE Jess in Cherry is without a doubt the best coat I have ever purchased. I LOVE it. Quality and cut are right up there with high end designers, with the enormous addition of being cruelty free, fair labor practice, eco friendly! Vaute is hands down the best fashion business I have ever purchased from in EVERY ASPECT. Great business model, fabulous product, outstanding customer service, and the confidence that you are working with a company that has integrity and a conscience

Veronica M.

customer

Vaute is amazing! High fashion ethical winterwear. No sweatshop, no slaughterhouse

Pam W.

customer

Loving my Mark Mountain in Black Coat!! Thank You For Your Amazing Craftsmanship.

Catalano D.

customer

marie claire

Our #vegan #madeinNYC fisherman sweater is in @marieclairemag this month!

When #crueltyfree is in the mainstream we get so happy inside [so we're making more! New colors too 🌈 preorder link in bio + a few left ready to ship] 💛 #ethicalfashion
June 14, 2017 @ instagram.com

CNN Tech

Vegan couture: Faux meets fabulous

For Leanne Mai-ly Hilgart, being vegan isn't only about what she eats and chooses to wear each day. Avoiding meat and dairy in her diet and animal-derived products in her closet is just part of the equation for the 30-year-old designer, businesswoman
May 23, 2017 @ cnn.com

VOGUE

The New York Premiere of Tim Burton's Miss Peregrine's Home for Peculiar Children

For her part, actress Lauren McCrostie endorsed a conscious approach to eveningwear in a plunging creation by the rising label Vaute. "It's like haute, but it's spelled with a 'V' because it's vegan haute couture," she said....
September 27, 2016 @ vogue.com

NYLON

risk/reward: leanne mai-ly hilgart, ceo of vaute couture

Photographed by Lauren Perlstein Leanne Mai-ly Hilgart is the CEO & Creative Director of Vaute Couture, the world's first completely vegan apparel label. While other fashion brands occasionally sell vegetarian-friendly clothes out of materials like
April 22, 2015 @ nylon.com

ETHICAL. STYLISH. FUNCTIONAL.

What we eat, wear, and do each day is a vote for the world we want. Let's create a kinder more beautiful world together.

We are VAUTE [V(Vegan) + Haute], the first vegan apparel brand in the world. We're on a mission to create the best outerwear, inspired by frigid Chicago winters and a life of speaking up for animals, to prove that we don't need to wear animals. I've given everything to develop new materials and construction so that we create something better than using down (live plucked from geese) or wool (factory farmed and then slaughtered often after live export), and work mostly with organic and recycled fibers in the majority of our textiles. We also use local production (currently in NYC's garment district) to support our city and country. Fashion is not a frivolous self expression--it's a huge industry that makes a massive impact on those in the supply chain. Together, we can set a new ethical standard in fashion and show the world that each choice we make can impact the world.











HIGH TECH. HIGH FUNCTION. HIGH FASHION.

VAUTE is for anyone in a cold city that wants to be warm, stylish, and protected from the elements.

It doesn't matter if you eat steak or your other coats are fur, I created VAUTE so that you'll want to wear one of our coats to feel surprisingly warm, and so pretty, in the coldest cities around the world. VAUTE was inspired by 20 years of Chicago winters, where I was always freezing on a subway platform- oscillating each morning between wearing a hiking coat (not dressy enough, but warm!) or a sweater between a winter dress coat and my outfit (too bulky). After 8 months of starting research in 2008-2009, I figured out that if I combine high-tech materials from mills that work with Patagonia and North Face but with beautiful classic shell fabrics, and in a way that is slim and flattering, we end up with the perfect combination for a winter dress coat that is warm and protective like an athletic winter coat but has the look and feel of a dressy wool coat, and 100% Cruelty-Free, made mostly with recycled and organic fibers, and cut and sewn locally. Customers have said our coats are as warm as their Canada Goose coats, but with 0% of the cruelty, and more affordable. Switch over and 3-4 geese won't be live plucked for a new coat, and you'll also be supporting local NYC production.







OUR CUSTOMERS ARE THE BEST MOST WONDERFUL PEOPLE EVER

Since 2009, we've loved you and you've loved us

Whether it's Oprah or Stacey G. from Quebec, we've reached the most amazing people and we're so grateful. 36% of the ethical outerwear market prefer vegan alternatives (that's a $536M market!) and 44% prefer responsible brands. Luckily, we're both. It's so fun to start a category that just grows and grows. Thank you for being a part of this with us!



"VAUTE proves that
animal free clothes can be cute,
chic & sexy"
OPRAH



Hilgart is the rebel of fashion week...
VAUTE is breaking runway history.
CNN



Lauren McCrostie wore [a gown from]
"Rising label VAUTE...a conscious approach to
evening wear... made right in New York
of recycled plastic bottles."
VOGUE



VegNews
HELLO, TACO NIGHT!
as seen in
I'M OBSESSED WITH MY VAUTE GOWN...
CREATED OUT OF RECYCLED PLASTIC
BOTTLES MY GOWN MAKES ME FEEL
VIBRANT & BOLD."
CHEF CHLOE COSCARELLI



VAUTE named
"Best Wool-Free Brand"
by PETA UK
VOGUE



"[VAUTE is a] multi-faceted
vegan fashion empire...
there is no category you
can't find on your search for
fashionable peace of mind."
PAPER®

$858,293

Bootstrapped for 6 years.

From 2009 to 2016, we steadily built the company from $68K to $858K in annual sales. We focused on building a world class brand, creating the vegan fashion category, perfecting the product and styles, and building relationships with nonprofit partners. We spent 2014-2016 figuring out the optimal growth strategy to make the biggest impact--and now, we have all the tools to grow even faster.


$1M
$800K
$600K
$400K
$200K
0
2016 Total Sales: $858,293
2009
2010
2011
2012
2013
2014
2015
2016
Total Annual Sales

8%

Return rate (industry standard = 20-40%)

55%

Gross margin (industry standard = 50%)

OUR JOURNEY SO FAR

2017 is set up to be our breakout year, as we raise $1M to focus on our bestsellers and standout offering of Outerwear (80% of sales), and launch our first paid marketing campaign to reach the mainstream market.

2009

Launched Our First Collection

Via pre-orders! This funded our first production run in the bottom of the recession.

2010

VAUTE Moves to New York

I moved myself, development, and production to NYC for optimal style development and cut and sew production used by major high fashion labels.

2012

Our First Store

We opened our first Flagship in trendy Williamsburg, Brooklyn. This expanded our base beyond conscientious consumers, to mainstream walk-ins. .

2013

VAUTE at NY Fashion Week

VAUTE showed at New York Fashion Week officially on the grid next to the biggest brands in the world. Dubbed “the rebel of fashion week” by CNN, and “one of the most innovative companies in NYC” by BusinessInsider.

2015

Our First Angel Round

Raised our first angel round of convertible notes via CircleUp, $4.5M Valuation.

2016

Featured in Vogue

Our red carpet gown is featured in VOGUE and VAUTE is called “a rising conscious label” and “Best Wool-Free Brand” in VOGUE UK.

2017

Emphasis on Outerwear

We refocus on our highest potential for growth and impact: Outerwear.

2017

Vegan Fashion Goes Mainstream

We’ve created the category of vegan fashion- now we’re ready to break out and show everyone they don’t need to wear animals- with celebrity partnerships and our first official paid marketing campaign, our voice is ready to speak up sing loud, for the animals of the world.

2018

Activism & Textile Innovation

Going seasonal means half the year we can focus on more activism, nonprofit partnerships, and creating inspiring content- showing the world that speaking up and using your life to create change is something everyone can do. We’ll also be focusing on textile innovation and pushing the industry forward with better future fabrics that are animal-free.

WATCH: OUR VISION

VAUTE has created the category of vegan fashion and is the pioneer disruptive label.

OPRAH · BUSINESS INSIDER · VOGUE · NYLON · Forbes · U.S.News & WORLD REPORT · Entrepreneur · Women'sHealth · TATLER · marieclaire · VOGUE · CNN · PAPER



Cruelty-Free Fashion 101

Vegan fashion designer Leanne Mai-y Hilgart of VAUTE shares her insider tips for finding animal-friendly clothing and accessories.



Why Vegan Wool Is the Next Big Thing

Leanne Mai-ly Hilgart of VAUTE introduces PETA to her chic wool-free coats and chunky knit sweaters, which encourage positive change by taking animals out of the fashion equation.

TAKE A CLOSER LOOK AT OUR BUSINESS

See how we stack up against our competitors and our plans for expansion.


Ethical Outerwear Market Size
Top Down
$1.49B
spent on outerwear annually
X
36%
prefer vegan alternatives
44%
prefer responsible brands


Vaute Business Model
We give a discount and first pick to our cult fans.


Unfair Advantages
VAUTE IS...
Category Creator of vegan apparel & cruelty free outerwear.
Fast follower bringing technical textiles to dressy coats.
With strong animal non-profit relations.


Competition
NO ONE IS ETHICAL + WARM + STYLISH AT ONCE
Canada Goose
= warm but not stylish + not ethical
$850-$1200 coat vs. ours are $500-$800


WARM
ETHICAL
V
DRESSY
The mainstream opportunity for Vaute
None of these are vegan


Marketing Plan
Our first paid marketing strategy gears us up to reach new markets,
Strategic website redesign
Social media advertising to reach a whole new market of engaged fans.
A potential major celebrity partnership
Nonprofit Partnerships including events & activism.

LET'S SET A NEW STANDARD IN FASHION

Activism is our mission, fashion is our vehicle.



When I was eight, I coordinated my friends to create art that we sold door-to-door to raise money for the local animal shelter. Feels like who you are as a child, before anyone tells you what you're good at or what would be successful, can be great inspiration for when you grow up!

While modeling in Taipei, I found a book by Deepak Chopra that said—where your talents and skills meet the needs of the world is abundance. I spent the next few years trying to figure out what that was. After a degree in education, modeling contracts in America and Asia, and a free-ride MBA at DePaul University, one hot sweaty typhoon day in Hong Kong while modeling I felt it all make sense- compassionate outerwear- beautiful ethical outerwear. Coats was the thing I wore more of than anything growing up in Chicago with the windiest coldest coat weather which stretched for almost half the year. But I could never find one that was 1. Warm and pretty enough *at the same time* for those stylish days that were also freezing. I was always wearing a sweater layer in between which ruined the look and added too much bulk to be flattering. And being veg since 10 and vegan since 17, all the warmest coats were made of animals. Marrying these two needs, I realized if I could create a winter dress coat that was pretty but warm enough for a Chicago winter, but warmer than wearing wool, I could show the world we don't need to wear animals.

That summer I quit it all—the MBA, the modeling contracts. I made an impossible deadline of launching that winter (clearly I had no clue what I was doing) and this insane goal kept me moving quickly, until the following summer we launched for pre-orders. In the bottom of the recession, no shops were buying new merchandise or new lines, but a friend posted about my mission to take animals out of the fashion equation and someone asked if they could preorder. Your pre-orders poured in-the first 5 minutes after we went live—and I knew I had found where my life could be used to serve the world and all her gentlest creatures. Activism is my mission, fashion is my vehicle, and we've never been able to do this without you.

I hope that one day, with your help, the world will look at wearing animals as a thing of the past.

Much love,


XoXo

Leanne Mai Ly Hilgart

SHOW LESS

MEET THE VAUTE TEAM

We are excited about everything, especially you.


VAUTE
&
PROJECT

Founder



Leanne Mai-ly Hilgart

President

Called "the Rebel of Fashion Week" by CNN News. "A Game Changer" by Conde Nast and "Most Influential Designer" by PETA.

AND THE REST OF THE TEAM



Brenda Guerra
CFO
Business Manager for Talent like Britney Spears



Amanda Eli
Production and Development Director
Development at Tommy Hilfiger



Leinana Two Moons
Customer Service Manager
Producer at FUSE + published Vegan Chef



Dana Capone
Communications
PR Bulgari Fragrance



Jessica Joan Causing
Visuals Manager
Founder of Still Life Records

Raised $1,435,812 From 414+ Investors

$753,000	$341,406	$150,000	$191,406
May 2017	November 2017	December 2017	March 2018
CONVERTIBLE NOTE		CONVERTIBLE NOTE	CONVERTIBLE NOTE



Demarley Holder
IT Risk Consultant



Matthew T Sorensen
Investor. Long emerging markets, real estate,



Stacey Ryan



Bey Yu Hilgart



Lori Zito

Rozen Sosnovsky

MORE INVESTORS

Interview

– COLLAPSE ALL

WF: What is Vaute? ^

VAUTE is the world's first vegan fashion apparel brand. The name is "haute," for high fashion, but with a V for vegan. It's pronounced like "vote" because when you buy something you're voting for how it's made, who made it, what it's made of. We believe you create the world you want through your little choices- by voting with what you eat, wear, buy and do.

WF: Tell us about Vaute's journey so far. ^

I founded Vaute in 2008 at the bottom of the recession. I then spent a year developing the brand, the collection, and the company. I funded production solely from pre-orders. Before we even made the fabric, someone asked if they could pre-order a coat in the middle of July. I set up a pre-order system with the help of my web guys and within three days we were live and the first pre-order came in 5 minutes after we were up. I couldn't believe it. I moved to New York in 2010, and in 2012 I opened our first shop in Brooklyn.

I've been an animal & environmental activist since I was a kid, running recycling campaigns and food drives and fighting for dissection alternatives in my high school. This is Vaute's DNA. When I started the brand, I knew no one would understand what we meant by vegan fashion- so I didn't tell anyone. I had spent years trying to come up with a business concept people would want to support. In doing this I ended up always watering down my ideas. So this time I decided not to say anything until it was up. And when I did, as the category creator of vegan fashion, it was confusing for most people. They would ask if they could eat the clothes. They didn't get that vegan isn't just a diet, it's a lifestyle. It's about not using animals for the benefit of our own lives- not eating or wearing them. Not testing on them or using them for entertainment. This is why VAUTE is here- to remind the world we can be kind and it's an empowerment to choose how and what we support with our daily choices.

It's been fun to watch us grow because I generally haven't done paid advertising, besides some promoted facebook posts. That's one thing we will be doing with this big launch- our first big paid marketing campaign, I'm so excited. So far we've grown through editorial coverage and word of mouth. People will wear their coats, and then their friends and strangers will ask WHERE IS THAT COAT FROM, and then they can tell them all about how it's warmer than wool, made in America not a sweatshop, and 100% cruelty free. We've been lucky to get some sweet editorial coverage from Oprah to the cover of CNN's homepage, to BusinessInsider calling us one of the most innovative businesses in NYC. And we love our nonprofit partners like Farm Sanctuary, Mercy for Animals, the HSUS. These are the heroes I've been following and fanning since I was a lonely kid in the Chicago suburbs. I remember staring at the PETA catalog when I was 12 thinking- wow, there are other people who love animals as much as I do. I hope I get to meet them one day. It's funny how the things that make you so weird as a kid are what bring you to other weirdos when you're an adult. Finding each other is one of the greatest gifts of this life.

I started raising our first round of investments in 2015 from accredited investors. From this, I was able to bring on our first two directors. We have an amazing director of fashion from Tommy Hilfiger and a wonderful CSO who used to manage Steven Tyler and Britney Spears. We also opened our new Manhattan Flagship store, and have determined our best plan for growth & impact for the future. We're preparing now to set a new standard for ethical fashion.

WF: What is the mission behind Vaute? ^

I think most people view fashion as an amoral issue. It's art or it's just fun or it's just function. They don't realize how many types of systems are impacted, the lives that are harmed or ended, how animals or the environment are affected. Ethical fashion has been lagging behind the trend we've seen in conscious food and conscious living. Our show at New York Fashion Week in 2013 legitimized us and legitimized vegan fashion. I wanted us to start a new conversation and say this is fashion without wearing animals- and this is the future. We prove that animals don't belong in business and the fashion industry will soon be cruelty free. When we created factory farms and industrialized everything- animals are living beings and were being fit into this factory structure as a machine part, as a cost-analysis line item. Living beings are not a line item. And this belief is not only creating a lot of unnecessary suffering, it doesn't make sense for business because it's not truly scalable. We're here to create better options that set a new standard in fashion - one that is at once ethical, scalable, and beautiful.

WF: How do you define ethical fashion? ^

Ethical fashion is viewing fashion as a production process that can intentionally create good, instead of unknowingly participating in bad, in each part of the process. As humans and businesses, everything we do makes an impact whether intentional or not. And when it's done multiple times, it makes a big impact. The question is what kind of impact do we want to make? When a standard company doesn't make a choice they may be participating in the de facto impact that is not good for the environment, animals, or workers. It's harder to choose and create a sustainable ideal and ethical option or process, but that is why we're here. If you had told me as kid that I would one day own a fashion label I would've laughed. I started VAUTE not because I always wanted to start a business or be a designer. I realized that as an activist, I could have one impactful interaction with someone on the street, and as a business, we can set up a system where impactful actions create exponential effects. The question then was where I was needed most, and what my life has set me up for to most easily make the greatest impact for the animals.

So ethical fashion is conscious in as many parts of production as possible. We do our best. 1. Our purpose is to take animals out of the fashion equation so I focus on creating alternative textiles and apparel that's better than wearing animals 2. We try to use organic and recycled fibers as much as possible, and environmentally conscious processes. 3. We support American production by working with NYC cut and sew factories. Only about 2% of clothes Americans wear is made in America, so it's important to support American factories, and jobs, which are often given to immigrants- so they can do work they're proud of and paid fairly for.

WF: Tell us about the technology behind your vegan materials. ^

Our V is for Vegan and everything we make and sell is 100% vegan, which means it is completely animal free. I try my best to make the best conscientious choices that are scalable and functional for the business. These decisions aren't the cheapest, or the easiest and it means I do a lot of work on textile innovation and development. We have created new textiles that have never been made before with some of the best textile mills in the world.

For our signature winter dress coat, the challenge was to make a beautiful protective warm winter dress coat. This meant I had to consider fabric weight, feel, look, drape, warmth, and protection, and combine fabrics to create a slim, flattering, but insulated and warm coat. Typically vegan textiles that are warm are also really puffy. I did a combination of high-tech textiles to combat this and get the look and feel of a classic winter dress coat (typically made of wool) and the warmth and protection of a hiking coat.

We use an eco version of Primaloft, which is a down-free insulation that is slim and warm and lightweight, that typically is used for arctic explorers and astronaut. I combined it with a wind-proof liner that's made of 100% recycled fibers. Then the textile we worked on with a mill is an organic moleskin (which despite the name is not made of moles, promise!)It's made of 100% organic cotton tightly woven to be wind resistant and rain resistant, with a snow resistant finish. We also use a windproof liner made of 100% recycled fibers. Combining these makes for a crazy warm but flattering coat. People just don't believe how warm they are until they have one. I've had people say our dress coat is as warm as their Canada Goose coat.

WF: Has this been done before? ^

Before Vaute, there were vegan tee shirt companies (like my amazing friends at Herbivore), and animal-free accessory companies (like Matt & Nat and MooShoes).

People think of Stella McCartney as a vegan designer, but she's not. She uses a lot of wool and silk, but does not use leather or fur. This makes her a "vegetarian" designer in the sense that not wearing fur or leather is like not eating meat- you're not wearing something that an animal was directly killed to make. For people to wear wool or down, animals are factory farmed, and then slaughtered in the end after cruel processes are repeatedly done to their bodies to create as much material as possible. That's comparable to the dairy or egg industry.

When I started VAUTE no one was trying to innovate fashion to make it unnecessary to wear anything from an animal- particularly wool or down. Some people thought of coats as the last frontier of needing to use animals to live, some vegans would still wear a wool or a down coat because they couldn't find something warm enough to wear instead, until I started VAUTE. The accidentally vegan coats on the market weren't good enough. They weren't that warm, weren't dressy, and/or weren't ethical in other ways. When I started VAUTE - our coats had to be intentionally created to be warmer than wool, and also considerate of the effects on the Earth, and not made of sweatshop or slave labor.

WF: What's the target market for Vaute?

The market for VAUTE is anyone who wants to wear a stylish winter coat that's shockingly warm. I use my calling to serve the animals of the world as a driving force to create coats that are better than conventional fabrics. It's a lot of blood sweat and tears but it has brought me here. I read a lot. In "the Tipping Point" by Malcolm Gladwell, I learned how movements and trends grow- and the Diffusion Model shows that it starts with the innovators and then the early adopters- the cool kids, the activists, the actors willing to risk looking weird for a cause, these are the ones who spread the word and make something cool, then the early majority catches on and starts changing too. So I only decided to start VAUTE when I knew I had an idea and the capability to make a company that could reach the early majority, because this is where we have to go to tip something into being mainstream and setting a new standard. This is how the world will change. By creating better options, and allowing people to realize their ideals can align with their lifestyle. I wanted to create something that I knew people maybe wouldn't understand at first. It was about creating something that would serve a lot of people, whether or not they cared about what I cared about.

Starting the brand first meant being strapped for cash for the first six years. Then editorial coverage and word of mouth came from people who cared as much as I do, the early adopters. It was amazing to find people who felt the same way I did. My business was like a megaphone for all the things I care about, and it made it possible for me to find people who felt the same way.

I believe everyone has a big heart. But until we show them, maybe they don't realize that what they wear and what they eat can have an impact. Anyone who is living in a cold city can love a Vaute coat, and that's who I create them for. My real goal is to empower those people so they realize that what they eat, wear, and do makes a difference in the world.

WF: Tell us about market size.

There was one study that found 6% of people consider themselves vegan, but 36% prefer vegan alternative, which is kind of crazy. What's interesting is since I was a kid, I've seen it go from people thinking veganism was super weird to saying they love vegan stuff. It's snowballed into this thing that's no longer weird, and there are a lot of people who realize all the benefits of it as far as diet and lifestyle go.

The outerwear market is $1.49 billion in size. And then 44% of Americans prefer to support a responsible brand, and 67% of millennials in America prefer it. It's an even higher rate in Asia. As far as our growth potential, if people are looking for a warm, beautiful winter coat, and they prefer a responsible brand, that's almost half of Americans.

WF: How do your prices compare to competing brands?

Canada Goose, which grew from being $3 million in sales in 2003 to $200 million in 2015, sells coats for between $850 to $1,200. By comparison, our coats are about $500 to $800, which isn't cheap either, but they are made in America on a living wage with high-tech textiles, and are cruelty free and eco conscious. Our prices are less expensive than premium outerwear that is not cruelty free and not made in America.

WF: What does your growth look like? ^

We've grown consistently except for 2015 when we raised our first round of investments. As the sole director, focusing on the fundraise took up all my time for 6 months. But despite not selling for 6 months, we made up for nearly all of that in our on season months, because without having cash to meet demand meant we had an 87% increase in sales that fall/winter over the same months from the previous year. Other than that, we've had very consistent growth every year.

We're often sold out. I've gotten angry tweets and personal facebook messages in October and November and we're sold out of the style they love. Sometimes a style sells out before we even finish making them. Sometimes I can't even get a style I want!

WF: What are your margins? ^

Our margin has historically been about 55%. The industry standard in fashion is 50% for gross margin. We price everything at 75% margin so that we have room to give big discounts to our earliest supporters of the pre-order. I want our earliest supporters to get first pick and the best deal because they're early order helps us so much. I thought that we wouldn't do it as we got bigger.

Then I realized it's actually a great thing for a fashion business. Generally speaking, fashion labels can't exactly predict what people will buy, but we can when we do pre-orders. We can then see what styles, which sizes, and which colors are popular this season. We can then strategically make more of what's popular and less of what's not. Sometimes it's not what I expect. We're lucky because pre-orders often end up being about 35% to 40% of our entire sales, which also pays for our labor for the season. It helps us a lot with planning and knowing what to make. What's amazing is we're getting that many pre-orders without even doing paid marketing. I'm excited to see what we can do with paid marketing.

WF: Who are you competitors? ^

We have two categories of coats. One is the winter dress coat that's warmer than wool, but vegan. The other is the snow coat, which is our down-alternative coat. With the dressy coat, there are brands like Stella McCartney or Everlane considered to have conscious and dressy winter coats, but they're not vegan and they're also not warmer than wool. Then there's the athletic down-alternative or down winter coats that are athletic with technical textiles. The competition for those is the non ethical ones that are warm and popular like Canada Goose. There are a lot of high-end ski coats that aren't vegan. Then there are the vegan warm coats that aren't dressy. Examples of brands would be Hemp Hoodlamb or Save the Duck.

WF: Who are your non-profit partners? ^

Since I've been an activist my whole life, basically everyone I know works for a nonprofit or a vegan business. One of the first calls I made was to Farm Sanctuary, which is the biggest farm animal rescue in the world. They have a beautiful sanctuary in upstate New York that has the most amazing rescued animals. It's incredible to meet them and hang out with them. I can't believe how loving and trusting they are when everyone they knew in their former factory farmed life treated them as food. I've been working with them since before we launched, in 2008, including a cruelty-free fashion guide for them, and they had a gala in my honor the year we did New York Fashion Week, I was so honored. Similarly, we do a lot of work with PETA. When PETA had their first U.S. fashion awards, they named me the Most Influential Designer, and we have created videos together about what's wrong with wool and down.

For a while people assumed if you didn't have to kill the animal to get the material from them, then everything was fine. When you think about how something is made, often people just make assumptions that it must be done okay. But actually, to stay price competitive, big business is about creating things as quickly and cheaply as possible. Even if someone's not trying to be cruel, they commoditize a living being and it ends up being a pretty cruel process to get as much as they can from a living being, for the lowest cost possible.This is why we focus on creating better options than wool and down, and these amazing non-profits do so many things for these animals- including rescuing and giving homes to these rescued animals (where people can meet them and see that farm animals aren't just food), and educating the public on what they can do to live a more compassionate lifestyle.

We've also worked with the HSUS Fur-Free campaign. They were a partial sponsor of our New York Fashion Week show and we'll be working soon on some textiles together. There are tons of animal rescues that we work with, so we have adoptable dogs at our shows and in the store. We also partner with other vegan companies. There are a couple of great vegan beauty brands that we do shoots with, and we created a collaborative lip color with Obsessive Compulsive cosmetics, which is an amazing vegan, cruelty free cosmetic company. We've done some collaborations with vegan shoe lines as well like Bhava and have something in the works with Nicora Shoes, who makes their vegan eco shoe line in Los Angeles.

WF: What are your plans for growth?

After creating and setting up our brand, product line, and establishing our voice in the market- I've been able in the past two years to set us up to scale to break out beyond the early adopters. This means looking at what our most profitable category and products are, and letting go of what is not as efficient or wasting our resources. By focusing on seasonal versus annual, I'm able to focus some of our spring/summer season on expanding our voice's reach and depth by doing more of the nonprofit partnerships, activism, and creating more content. I've had some popular mainstream magazines ask for me to write for them about conscious capitalism and female entrepreneurship, but because until now I've been consumed in our spring summer season with launching and selling other collections, now I'll have time to strengthen our voice and reach.

As far as our marketing plan, we'll be doing our first official paid marketing campaign. There is a focus on how high-tech and warm the coats are even though they don't look like it. Also, if you live in a cold city, you don't have to participate in three geese being live-plucked upside down to fill your coat or a coyote being killed per fur trim. The idea is that we make a coat that is warmer than wool, is beautiful, and made in America. That's a solution for many people regardless of whether they care about animals. We will also be doing some outdoor ads in the coldest cities in the world and considering some celebrity partnerships as well.

WF: What's the response to Vaute been?

The sweet editors at Marie Claire just put our fisherman sweater in the June issue. It's nice to have a flagship store, because we're able to immerse someone in the brand and what we do, and they can feel that at our heart we are activists. Paper magazine called us a "vegan fashion empire". Conde Nast chose me as their female GameChanger, opposite Bre Pettis who invented 3D Printing. That blew my mind. That was in Glamour and Lucky magazine. Nylon has been so wonderful. They called me a fashion mogul without compromising morals and did a piece about the line about taking risks and following your dreams.

WF: Tell us about your team.

My team is hand picked for their brilliant talent, skills, how much they are driven to serve the world with their lives and the tools they've been given. You can tell a huge difference between someone who is doing a job to get through the day, and someone who wants to give their all to see what kind of impact we can make. Someone who is inspired to create a better world, and someone who lights up the world by being themselves. That's what the VAUTE team is made of. We are unapologetically excited, we love all the amazing customers we have, and we know that we wouldn't be here if not for them.

Brenda Guerra, is our wonderful CFO, who used to be the business manager for musical talent like Steven Tyler but wanted to serve the world with her life and joined us last year.

Amanda Eli, was doing development for Tommy Hilfiger and now manages production and development for our new collections.

Dana Capone is our communications person. She originally did PR for Bulgari and then was a customer of ours. I met her because her husband emailed me about a coat he wanted to get her. She had also emailed me about the coat she wanted for herself, the same one. There was only one left. I had to make up a story about why she couldn't get the coat I sold to her husband. I distinctly remember seeing her in the Brooklyn shop and thinking she makes it look so good. She has amazing style and she cares so much about animals. She then decided she wanted to do her own thing and is now helping us grow the brand. Dana is also involved in various nonprofits. She helped pull us together for Project Chimp, an amazing chimp sanctuary that is making a home for 200 chimps after biomedical research.

Our graphic designer Jessica Causing originally joined the team doing our customer service. I didn't think it was a natural fit for her. I talked to her about it, and she asked if she could do the visual design, because she saw we had a position open. She hadn't gone to school for it, and I was looking for someone who had a degree in graphics. She asked me to give her a shot, and I gave her a test project... and it was amazing. Way better than anything others with degrees in graphics had been turning in. So then we switched her position, and it's been a perfect fit. She's incredible. She's so talented and works so hard. She does it for the animals, and it shows.

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ASK QUESTION

Konstantin Morar edited Jun 14

I am curios about what are the funds that are raised going to be spent on? Maybe I missed this but when will the payments start? and will they by Monthly? Quarterly? Is the investment secured by all business assets? Does the business have any assets?



Leanne Mai-ly Hilgart President FOUNDER Jun 14

Hi Konstantin!
There are several things this pays for including launching our first paid marketing campaign, runway for off season, and textile production.

Read here for how a convertible note works- *https://wefunder.com/post/17-how-convertible-notes-work* This is not a profit share. It is a note that converts into equity or is repaid as debt after 2 years with 6% interest.

thanks so much for considering joining our mission for a cruelty free future in fashion <3

LIKE

Edwin Mak Jun 15

Hi Leanne, I have a few quick questions. (1) Of the $850k+ in sales, how much is online vs offline? (2) Is outerwear the sole focus going forward? In terms of product range, what else can you share about future plans? (3) Could you highlight what are the milestones to be achieved over the next 12-18 months based on how much you want to raise here? (4) I see mention of a 'debt' above in the pitch; can you elaborate what sort of debt is this? Not sure if you're referring to the first note you raised via CircleUp. (5) Would love to have some details of your metrics, i.e. average basket size in count and value, # transactions, # members, site traffic, sales/shelf cycle etc. (6) Lastly, would be good to know about manufacturing and production. Thanks!



Leanne Mai-ly Hilgart President FOUNDER Jun 22

Hi Edwin!
Sorry for the delay- was on a family vacation before we officially launched on Tuesday evening :) Thanks so much for these great questions! I'm going to answer a few highlighted here and then if you can send an email to *Sales@VauteCouture.com* with your email address, I can send you more information via email.

(1) We are mostly an online retailer! Our online vs. offline sales are 85% online / 15% offline, mostly in our flagship store in NYC. (2) As 80% of our sales, outerwear and then also sweaters are our main focus moving forward, this is where we are profitable and have perfected our offering and competitive advantage. We still have the ability to do one off red carpet and wedding gowns for press purposes, and may bring in small branded items (like made in USA pins or slogan tee shirts) when the time is right, to offer a lower price point that doesn't detract from our main offering. (3) Yes! Our goals are to launch our first official paid marketing campaign to catalyze our reach beyond our mostly organic customer base for the first time, redesign the website for higher conversion and more in depth brand conversations, and potentially bring on a celebrity partner and VC Firm partners that can scale and grow the brand to the mainstream. (4) We have some working capital loans and notes due to the investment years of 2015 and 2016 that with our plan, we will be able to pay off, with the exception of our ongoing fabric loans which will increase each year along with inventory needs. (5) Metrics! To be honest, because we have been cash strapped, we have never been able to fully meet our organic demand so I have not looked much at our metrics. After building the brand, creating the category, and proving our concept, it's time now to strategize, analyze, and reach a larger audience. If you are an expert in this field (looks like you might be!) and you invest, would be awesome to get your eye on our metrics! :) (6) We currently manufacture everything locally in the NYC Garment District- only about 2-3% of what Americans wear is actually made in America so it's important to me that it's local. Most of our pieces are made mostly start to finish by one person, so they are artisans that take pride in their work. As we grow and scale, the plan is (which may change) to do our manufacturing in each market we open i.e. production in Europe for our European market, to cut down on transportation and also cater to that market.

I think that answers all your questions actually! :) Thanks again so much!! Hugs from Brooklyn.

Leanne

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MORE QUESTIONS



VAUTE

2017 Report

Dear investors,

It was a challenging and empowering year of cleaning up the business model, to focus on what we do best & what saves the most lives - outerwear that replaces wearing animals. We had great success with our first official paid Ad Campaign, and I am inspired by the momentum of ethical fashion in the market and our new bevy of amazing celebrity customers and fans like Edie Falco (who said our Lincoln coat is the warmest she's ever had!), Liam Hemsworth, and Evanna Lynch.

We need your help!

I am so grateful for your support of VAUTE and ethical fashion! Please keep sharing with the world that we don't need to wear animals to be warm.

If anyone has access to working capital financing, or refinancing loans, that would be very helpful for us. We are also looking for late stage co-founders for COO, CFO, & Art Director, thank you!

Look for your special investor codes to share with friends too! :)

Sincerely,

Leanne Mai-ly Hilgart
President

Our Mission

With your help, wearing animals will be a thing of the past. We would like to 1) prove that using animals for clothing fibers is outdated, unnecessary and unsustainable, and 2) create and scale animal-free textiles to replace all animal textiles in the fashion industry. For every 3 winter dress coats we sell, a sheep will be spared the suffering of factory farming for a year, & for every snow coat we sell, 3-4 geese won't be live plucked. We want to help a million animals by 2025.

See our full profile

How did we do this year?

Report Card

B+

The Good

We saw a 31% increase in YOY sales, despite our transition in business model, and around 4X increase in Black Friday sales.

We tried our first paid advertising campaign, showing a 3.9ROI average for the first season- stellar for a first ad campaign.

We cleaned up our business model- getting rid of the categories that didn't work, and moving out of our flagship retail space.

The Bad

We worked with a factory that told us they could do double the production size and speed they were able to.

We have loans that need to get refinanced - as the debt payments are eating our margin.

We moved shipping to a distribution center which was unable to handle our pre-orders. We have since switched to a major center.

2017 At a Glance

May 25 to December 31


$$$$

$1,418,955 +65%
Revenue



-$676,746
Net Loss


IOU!

$924,767 +114%
Short Term Debt



$1,244,406
Raised in 2017



$8,866
Cash on Hand
As of 04/30/18



4
Months of Runway
As of 04/30/18

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We create 100% vegan, high-tech outerwear that's warm enough for a Chicago winter and more beautiful than wearing animals. Our coats are also made of recycled and organic fibers wherever possible, and cut and sewn in America. I hope that one day, with your help, the world will look at wearing animals as a thing of the past.
With your help, wearing animals will be a thing of the past. We would like to 1) prove that using animals for clothing fibers is outdated, unnecessary and unsustainable, and 2) create and scale animal-free textiles to replace all animal textiles in the fashion industry. For every 3 winter dress coats we sell, a sheep will be spared the suffering of factory farming for a year, & for every snow coat we sell, 3-4 geese won't be live plucked. We want to help a million animals by 2025.

Milestones

VAUTE COUTURE, INC. was incorporated in the State of Delaware in May 2017, and originally incorporated in the State of Illinois in September of 2009.

Since then, we have:

- $1,003,960 in 2017 net sales vs. $858,293 in 2016 net sales
- Leanne and VAUTE are the featured subject of Shopify (the world's largest e-commerce platform)'s pilot documentary in their founder series.
- Featured on CNN as "breaking runway history, the rebel of Fashion Week, the next Stella McCartney" as the first all vegan fashion house at NYFW.
- Conde Nast chose Leanne as the Female Gamechanger for their Mazda6 Campaign, opposite Bre Pettis, who invented 3D Printing. "Hilgart is a GameChanger- embodying courage, creativity, and conviction" - Conde Nast
- Boot-strapped from 2008-2015 with a 55% gross margin, growth from $68K 2009 to $703K in 2014.
- Average 8% return rate vs. 20-40% industry standard (in 2016 we weren't able to fulfill all exchange requests)
- Average 55% Gross Margin vs. 50% industry standard
- Named one of the Most Innovative Businesses in NYC by BusinessInsider

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had gross revenues of $1,418,955. Our gross margin was 67.34%.
- *Assets.* As of December 31, 2017, the Company had total assets of $570,545, including $9,880 in cash.
- *Net Loss.* The Company has had net losses of $627,226 for the fiscal year ended December 31, 2017.
- *Liabilities.* The Company's liabilties totaled $2,269,923 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $753,000 in convertibles plus this WeFunder raise of $341,406.00, and long term and short term promissory notes.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

VAUTE COUTURE, INC. cash in hand is $8,866, as of April 2018. Over the last three months, revenues have averaged $86,060/month, cost of goods sold has averaged $186/month (this is because all of COGS have been paid for the season in 2017), and operational expenses have averaged $80,970/month, for an average net margin of $4,904 per month. We are showing a profitable model by focusing on outerwear and e-commerce sales, and no longer continuing additional categories or operating a retail storefront.

However, we have a cash gap to cover for the payments for our short term and long term liabilities, and we are currently in discussions with major strategic partners who have expertise in scaling manufacturing, who would also fund growth capital so we can scale to meet the world's market demand for vegan and ethical apparel.

We are currently in our off season, but we will start pre-sales in August.

Net Margin: -48%

Gross Margin: 67%

Return on Assets: -119%

Earnings per Share: -$676,746.00

Revenue per Employee: $472,985

Cash to Assets: 2%

Revenue to Receivables: 14,613%

Debt Ratio: 398%

Vaute_Couture__Inc._Financial_...

Profit_and_Loss_INVESTOR.pdf

Balance_Sheet_INVESTOR.pdf

We ❤ Our 396 Investors

Thank You For Believing In Us

Demarley Holder
Matthew T Sorensen
Stacey Ryan
Bey Yu Hilgart
Lori Zito
Rozen Sosnovsky
Stephanie Jaffa
Erin Rea
Christine Han-Rutledge
Janie Sanchez
Catherine Nguyen
Carl Lange
Nikki Thirukkumaran
Steef Van Winkel
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Thank You!

From the VAUTE Team



Leanne Mai-ly Hilgart
President



Brenda Guerra
CFO
Business Manager for Talent like Britney Spears



Amanda Eli
Production and Development Director
Development at Tommy Hilfiger



Leinana Two Moons
Customer Service Manager
Producer at FUSE + published Vegan Chef



Dana Capone
Communications
PR Bulgari Fragrance



Jessica Joan Causing
Visuals Manager
Founder of Still Life Records

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Leanne Mai-ly Hilgart	President @ Vaute	2008

Officers

OFFICER	TITLE	JOINED
Leanne Mai-ly Hilgart	CEO, Creative Director, Founder	2008

Voting Power

HOLDER	SECURITIES HELD	VOTING POWER
Leanne Mai-ly Hilgart	1,000,000 Common	99.0%

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
05/2017	$753,000		Section 4(a)(2)
12/2017	$150,000		Regulation Crowdfunding
03/2018	$191,406		Regulation Crowdfunding

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
05/27/2017	$753,000			$4,500,000	
12/12/2017	$150,000	6.0%	20.0%	$5,000,000	12/12/2019
03/30/2018	$191,406	6.0%	20.0%	$6,000,000	03/30/2020

Outstanding Debts

None.

Related Party Transactions

Name	Bey-yu C Hilgart
Amount Invested	$20,000
Transaction type	Convertible Note
Issued	07/06/2015
Interest	6.0 per annum
Discount rate	20.0
Maturity	07/06/2018
Valuation cap	$4,500
Relationship	mother of owner

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common	10,000,000	1,010,101	Yes

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

By analyzing our numbers and discovering that 80% of sales come from our fall and winter outerwear, yet we were carrying the same operating costs year round and spending a lot of time and energy launching additional categories, I have decided to shift our business to focusing on our outerwear, thus going from being an annual fashion label to becoming a seasonal outerwear and sweater fashion house. This decreases the operating expenses and energy spent per sale drastically and increases our growth potential by focusing on what is most profitable and sells the most. This also creates an off season of 6 months where we will be focusing on developing the next fall winter collection and marketing and customer service strategies. This was decided in March 2017. For this first off- season for 2017, since we weren't prepared for this gap in sales, and also need to cover the loss created from operating expenses spent on unprofitable categories in 2016, we need to raise cash to cover this cash gap. If we don't raise $500K we may not make it through this cash gap of switching from annual to seasonal, including having enough money for an increase in fabric to make enough coats to meet demand in fall winter 2017. Post Raise Update: We only raised $341K, so we do have a carried cash gap and this continues to be a risk.

If we aren't able start making fabric in time, we will sell out of inventory in season and not be able to meet demand or show the results of our marketing campaigns or results from focusing on outerwear.

If our fabric mills go out of business, we would need to find, test, and create new similar textiles- since our mills are specialized with technical innovative textiles this might be difficult to do quickly.

It is possible our new COGS would be too high to keep a 55% margin because (a) Expenses are higher than we expect like the new expenses of distribution center and shipping (b) sales price is lower than we expect due to new customers not being interested in spending as much as we expect.

As the market begins to recognize the demand and desire for cruelty-free ethical fashion, a well financed competitor could come in and dominate the market with expensive marketing and retail stores. Fortunately our authentic voice, innovation in textiles, holistic ethics, and nonprofit partnerships cannot be replicated.

The demand and sales potential for ethical fashion may be lower than we expect.

If we don't raise an additional $300K for website redesign and marketing plan our growth will continue linearly and we won't be able to meet our projected sales- though we can continue to grow slowly. Post Raise Update: We did not raise the additional cash for the total marketing plan, but we still showed a 31% increase in sales from 2016. We tested out a small advertising campaign with the minimal raise, which allowed us to create an advertising formula that gives an average 3.9 ROI. To do a full scale marketing campaign and meet projected sales, we will need to bring on a growth capital partner to make the most of this marketing strategy and campaign.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The initial amount invested in a Convertible Note is determined by the investor, and we do not guarantee that the Convertible Note will be converted into any particular number of shares of Common or Preferred Stock. As discussed in Question 13, when we engage in an offering of equity interests involving Preferred Stock, Investors may receive a number of shares of Preferred Stock calculated as either (i) the total value of the Investor's investment, divided by the price of the Preferred Stock being issued to new Investors, or (ii) if the valuation for the company is more than $6 million, (iii) Up to $150K of the first investments in the round will receive a valuation cap of $5 million for the portion of the investment that is part of those early commitments." the amount invested divided by the quotient of (a) the Valuation Cap ($6 million) divided by (b) the total amount of the Company's capitalization at that time. "Because there will likely be no public market for our securities prior to an initial public offering or similar liquidity event, the price of the Common or Preferred Stock that Investors will receive, and/or the total value of the Company's capitalization, will be determined by our board of directors. Among the factors we may consider in determining the price of Common or Preferred Stock are prevailing market conditions, our financial information, market valuations of other companies that we believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. In the future, we will perform valuations of our stock (including both common stock and Preferred Stock) that take into account, as applicable, factors such as the following: unrelated third party valuations; the price at which we sell other securities in light of the relative rights, preferences and privileges of those securities; our results of operations, financial position and capital resources; current business conditions and projections; the marketability or lack thereof of the securities; the hiring of key personnel and the experience of our management; the introduction of new products; the risk inherent in the development and expansion of our products; our stage of development and material risks related to our business; the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business; industry trends and competitive environment; trends in consumer spending, including consumer confidence; overall economic indicators, including gross domestic product, employment, inflation and interest rates; and the general economic outlook. We will

analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

VAUTE COUTURE, INC.

- Delaware Corporation
- Organized May 2017
- 3 employees

319 Lafayette Street
Storefront
New York NY 10012

http://VauteNYC.com

Business Description

Refer to the VAUTE profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

VAUTE is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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Leanne Mai-ly Hilgart

Vaute Couture, Inc.

Vaute Couture, Inc. • DePaul University - Charles H. Kellstadt Graduate School of Business

Brooklyn, New York • 500+

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VAUTE is "breaking runway history" [CNN News], and "one of 25 most innovative businesses in NYC" [BusinessInsider]. I started VAUTE ("haute couture" with a V for vegan), said like VOTE, in 2008, funded the entire fir…

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Experience

President + Creative Director
Vaute Couture, Inc.
Jul 2008 – Present • 9 yrs
234 Grand Street, Brooklyn, NY

"Animal Free clothes break runway history- Hilgart is the rebel of fashion week." CNN Breaking News

I spent a year developing the first coat line that was at once chic, warm, and completely conscientious (vegan, eco, made on a living wage.) I focus on creating the future of fashion that innovates apparel and fabrics to push the industry forward in function, ethics, and design. The line launched in FW09 with celebrity fans like Alicia Silverstone, Emily Deschanel (Bones), Angela Kinsey (the Office), Fiona Gubelman (Wilfred), and Ginnifer Goodwin and has been featured in TeenVogue, Oprah.com, on CNN Breaking News, BusinessInsider, in WWD, and on E! News.

Flagship Store: Created of all salvaged materials in Williamsburg, Brooklyn

@Vaute Couture Instagram, Facebook, Twitter, Pinterest

Model
Calcarries Models Hong Kong
Jun 2008 – Jun 2009 • 1 yr 1 mo

Editorial work & Advertising Campaigns for the Asia market.

Model
Ford Models Chicago
Sep 2003 – Sep 2008 • 5 yrs 1 mo

print & editorial model for national, regional, and international contracts.

Marketing Director/Consultant
Chicago Soydairy: Temptation Vegan Ice Cream
Aug 2006 – Sep 2007 • 1 yr 2 mos

Marketing Associate
Sittercity
Sep 2005 – Sep 2006 • 1 yr 1 mo

Education

DePaul University - Charles H. Kellstadt Graduate School of Business
MBA, Entrepreneurship & Brand Management
2007 – 2009
Activities and Societies: Woman of Spirit & Action Honoree, Founder of DePaul Business Corps: MBA Pro Bono Business Trips featured in Entrepreneur Magazine November 2008 Issue, Net Impact Sustainability Case Competition Semi-Finalist at University of Colorado- Boulder, Semi-Finalist in the Social Entrepreneur Wake Forest Elevator Pitch Competition, Marketing & Website Design for In Exchange Nonprofit Art Boutique in New Orleans, Semi-Finalist in the DePaul University New Venture Challenge

DePaul University
BS, Education, Philosophy, Psychology
Activities and Societies: Founder of DePaul Voice for the Animals, Residential Advisor for Belden-Racine, Phi Kappa Phi (top 5%), National Society of Collegiate Scholars, Vagina Monologues actress (2001-2004), Environmental Concerns Organization Co-organizer Awards: Senior Leader of the Year University Ministry, Senior Leader of the Year Residential Education, Outstanding Senior Leader of the Year, Programmer of the Year

3.84/4.0 GPA graduated with High Honors
In top 5% of Graduating Class

Downers Grove South

named Happiest

Contact and Personal Info

Leanne Mai-ly's Profile and Websites

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